Exhibit 99 - Press release issued August 3, 2005

1411 Third Street, Suite A Port Huron, MI 48060

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing and Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

PORT HURON, MI, August 3, 2005 - SEMCO ENERGY, INC. (NYSE: SEN) announced today that it will initiate an offering of 4.3 million shares of common stock to the public under a currently effective shelf registration statement. All of the shares are being sold by the Company. It is currently anticipated that the underwriters will be granted an option to purchase additional shares of the Company’s common stock solely to cover any over-allotments.
Credit Suisse First Boston LLC will act as the lead manager for the offering. Natexis Bleichroeder Inc. and A.G. Edwards will act as co-managers for the offering.
A preliminary prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission but remains subject to completion. Copies of the preliminary prospectus supplement and related prospectus may be obtained by contacting Credit Suisse First Boston, Prospectus Department, One Madison Avenue, New York, NY 10010-3629; (telephone: 212-325-2580).
This announcement is neither an offer to sell nor a solicitation of an offer to buy; nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. The offering may be made only by means of a prospectus supplement and related prospectus.

SEMCO ENERGY, Inc. distributes natural gas to approximately 404,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.

The following is a “Safe-Harbor” statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.